BRADLEY PHARMACEUTICALS, INC.
                       CONDENSED CONSOLIDATED
                      STATEMENTS OF CASH FLOWS
                           (UNAUDITED)

                                                        Three Months Ended
                                                            March 31,
                                                     -------------------------
                                                         1999          1998
                                                     -----------   -----------

Cash flows from operating activities:

 Net income                                        $    556,325  $    403,556
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities
     Depreciation & amortization                        323,006       273,434
     Loss on sale of fixed assets                         6,905           -
     Noncash compensation and consulting
      services                                           10,765         7,961
     Changes in operating assets and liabilities
      Accounts receivable                            (1,346,295)   (2,250,120)
      Inventory and prepaid samples and materials       372,490       111,206
      Prepaid expenses and other                        (97,649)       (9,097)
      Accounts payable                                 (213,830)      604,385
      Accrued expenses                                  611,855       575,873
      Income taxes payable                              303,867       229,700
                                                     ----------    ----------

 Net cash provided by (used in) operating activities    527,439       (53,102)
                                                     ----------    ----------
 Cash flows from investing activities:

  Investments in trademarks, and
   other intangible assets                              (10,217)      (18,673)
  Purchase of property & equipment                      (33,286)     (100,163)
  Proceeds from sale of fixed assets                    109,160           -
                                                     ----------    ----------
 Net cash provided by (used in) investing activities     65,657      (118,836)
                                                     ----------    ----------


Cash flows from financing activities:

  Payment of notes payable                              (20,030)          -
  Revolving credit line, net                         (1,508,683)      567,703
  Proceeds from exercise of stok options                    -           3,438
  Purchase of treasury shares                          (340,976)      (48,974)
                                                     ----------    ----------
Net cash provided by (used in) financing activities  (1,869,689)      522,167
                                                     ----------    ----------

Increase (decrease) in cash and cash equivalents     (1,276,593)      350,229

Cash and cash equivalents at beginning of period      1,417,746       513,971
                                                     ----------    ----------
Cash and cash equivalents at end of period         $    141,153  $    864,200
                                                     ==========    ==========








                                (Continued)


                                     5